EXHIBIT 10(z)

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of the 22nd day of December, 2006, by and between WELLS REAL ESTATE FUND I, a Georgia limited partnership (“Seller”), and CLOVERLEAF VILLAGE, LLC, a Georgia limited liability company (together with its permitted successors and assigns, “Purchaser”).

WITNESSETH:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement, dated November 17, 2006 (the “Agreement”);

WHEREAS, on November 30, 2006, Purchaser terminated the Agreement pursuant to the provisions of Section 3.6 thereof;

WHEREAS, Seller and Purchaser desire to reinstate, amend and restate the Agreement, to withdraw and cancel the termination of the Agreement, and to set forth hereinbelow the terms and conditions upon which they mutually intend to do so; and

WHEREAS, Seller and Purchaser desire to enter into this Amendment for the purpose of evidencing their mutual understanding and agreement regarding certain other matters relating thereto as set forth hereinbelow.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and in consideration of Ten Dollars ($10.00) and other good and valuable consideration in hand paid by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller and Purchaser hereby covenant and agree as follows:

1.         Reinstatement. Seller and Purchaser hereby covenant and agree that, effective as of December 22, 2006, the Agreement and the Escrow Agreement are hereby reinstated in their entirety and by this reference are restated in their entirety, incorporated herein and made a part hereof. In the event of any conflict or inconsistency between the terms and conditions of this Amendment and of the Agreement, the terms and conditions of this Amendment shall govern and control. In the event of any conflict or inconsistency between the terms and conditions of this Amendment and of the Escrow Agreement, the terms and conditions of this Amendment shall govern and control.

2.         Definitions. All capitalized terms not otherwise defined or modified herein shall have the meanings ascribed thereto in the Agreement.

3.         Inspection Period. Purchaser and Seller acknowledge and agree that the Inspection Period expired at 5:00 P.M. Eastern Standard Time on December 4, 2006.

4.         Purchase Price. Section 2.4 of the Agreement is hereby modified and amended by deleting “FOUR MILLION FIFTY THOUSAND AND NO/ DOLLARS ($4,050,000.00 U.S.)” and inserting the following in lieu thereof: “THREE MILLION SEVEN HUNDRED THOUSAND AND NO/DOLLARS ($3,700,000.00 U.S.)”.

5.         Initial Earnest Money and Additional Earnest Money.

(a) Purchaser previously delivered the Initial Earnest Money to Escrow Agent to be held and released by Escrow Agent in accordance with the terms of the Escrow Agreement which Initial Earnest Money continues to be held by Escrow Agent.

(b) The definition of Additional Earnest Money as set forth in Article 1 of the Agreement is hereby deleted in its entirety and substituted in lieu thereof shall be the following:

“Additional Earnest Money” shall mean the sum of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00 U.S.)

Contemporaneously with the execution of this First Amendment by Purchaser, Purchaser shall deliver the Additional Earnest Money to Escrow Agent by federal wire transfer, payable to Escrow Agent, which Additional Earnest Money, together with the Initial Earnest Money, shall be held and released by Escrow Agent in accordance with the terms of the Escrow Agreement. Seller and Purchaser mutually acknowledge and agree that time is of the essence in respect of Purchaser’s timely deposit of the Additional Earnest Money with Escrow Agent; and that if Purchaser fails to timely deposit the Additional Earnest Money with Escrow Agent, the Agreement as modified by this Amendment shall terminate, and neither party hereto shall have any further rights or obligations hereunder, except those provisions of the Agreement as modified by this Amendment which by their express terms survive the termination of the Agreement as modified by this Amendment.

6.         Closing Date. Paragraph 2.6 of the Agreement is hereby amended to provide that the Closing shall be held on or before January 25, 2007.

7.         Escrow Agreement. Seller and Purchaser hereby acknowledge and agree that as a result of the modification pursuant to Paragraph 5(b) of this Amendment of the definition of Additional Earnest Money, the amount “One Hundred Thousand and No/100 Dollars ($100,000.00)” wherever it appears in the Escrow Agreement attached as Exhibit “D” to the Original Agreement and in the executed counterparts of the Escrow Agreement is hereby changed to “Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00)”, and (ii) as a result of the modification pursuant to Paragraph 5(b) of this Amendment of the deadline to deposit the Additional Earnest Money with Escrow Agent, any references to the Additional Earnest Money to be deposited no later than the expiration of the Inspection Period are hereby deleted in their entirety wherever they appear in the Escrow Agreement attached as Exhibit “D” to the Original Agreement and in the executed counterparts of the Escrow Agreement and are hereby changed to reflect that the Additional Earnest Money shall be deposited with the Escrow Agent contemporaneously with the execution of this Amendment by Purchaser, and Seller and Purchaser direct Escrow Agent to treat the Escrow Agreement as so modified.

8.         Brokerage Commissions. The first sentence of Section 10.2 of the Agreement is hereby deleted in its entirety and substituted in lieu thereof shall be the following:

“Upon the Closing, and only in the event of the Closing and the funding of the Purchase Price by Purchaser (a) Seller and Purchaser, each, shall pay one-half (1/2) of the brokerage commission to Purchaser’s Broker pursuant to a separate agreement between Purchaser and Purchaser’s Broker (provided, however, that in no event shall Seller be obligated to pay in excess of an amount equal to 1% of the Purchase Price), and (b) Seller shall pay a brokerage commission to Seller’s Broker pursuant to a separate agreement between Seller and Seller’s Broker.”

9.         Environmental Escrow Agreement. Notwithstanding anything in the Agreement to the contrary, at Closing Seller and Purchaser, each, shall (i) deposit with the Escrow Agent the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) to be held and disbursed in accordance with the Environmental Escrow Agreement (as defined below) and (ii) execute and deliver to each other original counterparts of, and shall use their reasonable efforts to cause Escrow Agent to execute and deliver to each of Seller and Purchaser duly executed original counterparts of, a tri-party escrow agreement among Seller, Purchaser and Escrow Agent (the “Environmental Escrow Agreement”), which Environmental Escrow Agreement shall be in the form of Schedule “1” attached hereto and made a part hereof by this reference, provided, however that Seller and Purchaser shall incorporate such additional terms as may be requested by Escrow Agent and as are customarily required by title insurance companies or affiliates thereof serving as escrow agents under escrow agreements similar to the Environmental Escrow Agreement.

10.         Ratification. Except as expressly modified or amended by this Amendment, all of the terms, covenants and conditions of the Agreement are hereby ratified and confirmed.

11.         Modification to Agreement. Except insofar as reference to the contrary is made in any such instrument, all references to the “Agreement” in any future correspondence or notice shall be deemed to refer to the Agreement as modified by this Amendment.

12.         Counterparts. This Amendment may be signed in any number of counterparts, including counterparts transmitted by facsimile or by e-mail as a .PDF file, each of which shall be deemed to be an original. When counterparts have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same documents, and facsimile or .PDF counterparts shall be deemed valid as originals.

13.         Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to principles of conflicts of laws.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Seller and Purchaser have executed and delivered this Amendment as of the date first above written.

SELLER:

WELLS REAL ESTATE FUND I, a Georgia limited partnership

By:	Wells Capital, Inc., a Georgia corporation, its General Partner

By:	/s/ Douglas P. Williams
Name:	Douglas P. Williams
Title	Senior Vice President

By:	/s/ Douglas P. Williams	(SEAL)
Leo F. Wells, III, general partner by and through Douglas P. Williams as attorney in fact

PURCHASER:

CLOVERLEAF VILLAGE, LLC, a Georgia limited liability company

By:	/s/ Rafat U. Shaikh	(SEAL)
Name:	Rafat U. Shaikh
Title:	Member